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                                                                     EXHIBIT 99A

FOR IMMEDIATE RELEASE                                                  CONTACT:
May 16, 2000                                                           ROB BENSH
                                                 SENIOR VICE PRESIDENT - FINANCE
                                                                  (713) 756-7029

              BELLWETHER APPOINTS DOUG MANNER AS PRESIDENT AND CEO
                J.P. BRYAN TO CONTINUE AS CHAIRMAN OF THE BOARD

HOUSTON - Chairman of the Board J.P. Bryan announced during the Company's quarterly earnings conference call that Douglas G. Manner would succeed him as the Company's new President and CEO, effective May 31, 2000. Mr. Bryan will continue to serve as Chairman of the Board and will remain actively involved with the Company.

"Over the past few months Bellwether has posted record earnings, expanded its development program and moved aggressively toward an expanded international presence. Doug is committed to Bellwether's continued growth and has the experience and leadership skills to produce significant shareholder value. We are exceptionally fortunate to have convinced Doug to join Bellwether," said Mr. Bryan.

"I believe I have an unique opportunity here at Bellwether. I also believe strongly in the Company's vision and strategy and look forward to leading such a vital and committed group of employees" said Mr. Manner.

Prior to joining Bellwether, Mr. Manner served as Vice President and Chief Operating Officer at Gulf Canada Resources. His career began as an Operations Reservoir Engineer at Amoco Production Company where he later became District Manager. In 1981, Mr. Manner joined Ryder Scott Petroleum Engineers as a Consulting Reservoir Engineer and in 1995, as Senior Vice-President, he opened and established a branch office in Calgary which increased four-fold under his supervision by 1997.

Mr. Manner graduated from Rice University in 1977 with a Bachelor of Science degree in Mechanical Engineering.

Bellwether Exploration Company is an independent oil and gas exploration and production company headquartered in Houston, Texas. Bellwether employs a program of producing property acquisitions and technology-driven development and exploration to increase its reserves, cash flow and net asset value. The Company's principal areas of activity are Southeastern New Mexico, West Texas, onshore and offshore the Texas / Louisiana Gulf Coast, Latin America and the Ukraine.